EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos: 333-61054, 333-43790, 333-112361, and 333-122179 on Form S-3, and Registration Statement Nos. 333-82283 and 333-16935 each on Form S-8, of our report dated March 25, 2005 (April 14, 2006 as to the effect of discontinued operations presentation) relating to the consolidated financial statements of BriteSmile Inc. as of December 25, 2004 and for each of the two fiscal years in the period then ended appearing in this Annual Report on Form 10-K of BriteSmile Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Oakland, California

April 17, 2006